United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2010
IVEDA CORPORATION (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-53285 (Commission File Number)	98-0611159 (IRS Employer Identification No.)

1201 South Alma School Road, Suite 4450, Mesa, Arizona 85210
 (Address of principal executive offices) (Zip Code)

(480) 307-8700
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On July 22, 2010, Robert Brilon, Interim Chief Financial Officer and Treasurer of Iveda Corporation (the “Company”), resigned from his positions with the Company and its wholly-owned subsidiary, IntelaSight, Inc., effective immediately.  There was no disagreement between Mr. Brilon and the Company at the time of Mr. Brilon’s resignation.  Mr. Brilon will remain as an employee through August 2, 2010, and will continue to assist the Company on a contract basis at the Company’s sole discretion.

(c)  On July 22, 2010, Steven G. Wollach, age 56, was appointed Chief Financial Officer of the Company.  Mr. Wollach’s employment is at-will.  He will receive a salary of $85,000 per year and 200,000 stock options to purchase Company stock, as approved by the Company’s Board of Directors.  Upon approval by the Board of Directors at the next meeting of the Board of Directors, Mr. Wollach will also serve as Treasurer of the Company.  From 2000 until just prior to joining the Company, Mr. Wollach provided services to both private and public companies as principal of SW Enterprises, including strategic planning, corporate finance, SEC filings, business development, raising capital, financial statement preparation and reporting, business development, investor relations and mergers and acquisitions.  Mr. Wollach served as Chairman, CEO, and CFO for Interactive Objects, Inc. (OBJX.OTC.BB), a developer of modular software development tools and componentized application frameworks, from 1997 to 2000.   His career in finance started working for National Big 5 CPA firms from 1974 to 1984.  From 1984 to 1994, Mr. Wollach held sales positions at various companies:  National Sales Manager for Fukuda Denshi America Corp. from 1992 to 1994; Sales Manager for Eastside Medical Laboratories from 1988 to 1992;  Sales Representative for Spacelabs/Interspec from 1984 to 1988.  Mr. Wollach went back to finance as the Principal of Venture Fund Analyst from 1994 to 1997.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 26, 2010

Iveda Corporation, a Nevada corporation

By:	/s/ LUZ A. BERG
Luz A. Berg, Corporate Secretary